Exhibit 23.1

PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1438 NORTH HIGHWAY 89, SUITE 130

FARMINGTON, UTAH 84025

_______________

(801) 447-9572         FAX (801) 447-9578

To Whom It May Concern:

We hereby consent to the inclusion of our Report of Independent Registered Public Accounting Firm dated April 27, 2016 in S-1 Amendment 1 dated June 16, 2016 on the balance sheet of RC-1, Inc. for the years ended December 31, 2015 and 2014 and the related statements of operations, stockholders’ equity (deficit) and cash flows during the years ended December 31, 2015 and 2014.

In addition, we consent to the reference to us under the heading "Experts" in S-1 Amendment 1.

/s/ Pritchett, Siler & Hardy, P.C

Pritchett, Siler & Hardy, P.C

Salt Lake City, Utah

June 16, 2016